          Executive Employment Agreement For John N. Bonfiglio, Ph.D.

This Employment Agreement ("Agreement") is effective as of June 18, 2001 (the "Effective Date") between Cypress Bioscience, Inc. ("Employer") and John N. Bonfiglio, Ph.D. ("Executive").

                                   RECITALS

A. Employer desires assurance of the continued association and services of Executive in order to retain his experience, abilities and knowledge, and is therefore willing to engage his services on the terms and conditions set forth below.

B. Executive desires to continue in the employ of Employer and is willing to do so on the terms and conditions set forth below.

Therefore, in consideration of the above recitals and of the mutual promises and conditions in this Agreement, it is agreed as follows:

    1.  Engagement of Employment.

        In accordance with the terms and subject to the conditions set forth in this Agreement, Employer agrees to employ Executive, and Executive agrees to accept employment, as Chief Operating Officer and Executive Vice-President of Employer.

    2.  Term.

        Subject to earlier termination as provided in this Agreement, Executive shall be employed for a term (the "Term") of one (1) year beginning June 18, 2001 and ending June 18, 2002 provided, however, that unless the Employer or Executive give notice of failure to renew this Agreement, as provided in Sections 13.1.4 and 13.1.5, before any anniversary date of this Agreement, this Agreement's Term will be extended for an additional Term of one (1) year on the anniversary date ("Automatic Renewal Date"), and for each year thereafter. This Agreement's Term shall include any mutually agreed extensions pursuant to the proceeding sentence.

    3.  Place of Employment.

        Unless the Employer and the Executive agree otherwise in writing, during the employment Term Executive shall perform the services he is required to perform under this Agreement at Employer's offices, located at 4350 Executive Drive, Suite 325, San Diego, California; provided, however, that Employer may from time to time require Executive to travel temporarily to other locations on Employer's business.

    4.  Executive's Duties and Authority.

        Employer shall employ Executive as Chief Operating Office and Executive Vice-President. Executive shall serve in an executive capacity and shall perform such duties as are

                                       1.

consistent with his positions as Chief Operating Officer and Executive Vice-President and as may be reasonably required by Employer's Board of Directors. Such duties shall include, without limitation, leading and coordinating Employer's efforts to develop and implement strategic and operating plans for Employer; executing day-to-day general management of Employer; developing relationships with new partners, distributors, customers, and suppliers; maintaining and solidifying relationships with Employer's existing partners, distributors, customers, and suppliers; and supporting the development and growth of Employer.

    5.  LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

        5.1 Loyalty. During the Executive's employment by the Employer, the Executive shall devote Executive's full business energies, interest, abilities and productive time to the proper and efficient performance of Executive's duties under this Agreement.

        5.2 Covenant not to Compete. Except with the prior written consent of the Employer's Board of Directors, the Executive will not, during the Term of this Agreement, and any period during which the Executive is receiving compensation or any other consideration from the Employer, including, but not limited to, severance pay pursuant to Section 13 herein, engage in competition with the Employer or any of its affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Employer or any of its affiliates.

        5.3 Agreement not to Participate in Employer's Competitors. During the Term of this Agreement, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Employer, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Employer or any of its affiliates. Ownership by the Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

    6.  Executive's Compensation and Benefits.

        6.1 Base Salary. During the term of this Agreement, Employer agrees to pay Executive a Base Salary ("Base Salary") of $260,000.00 per year. The Base Salary shall be payable as current salary, in pay is bi-monthly installments subject to all applicable withholdings and deductions.

        6.2 Annual Base Salary Review. Employer's Board of Directors shall review Executive's Base Salary and additional benefits then being paid to Executive not less frequently then every twelve (12) months. Following such review, the Board may in its discretion increase (but shall not be required to increase) Executive's Base Salary or any other benefits, but may not

                                       2.

decrease Executive's Base Salary and additional benefits during the time he serves as Chief Operating Officer and Executive Vice-President.

        6.3 Bonus. A cash and/or stock bonus may be awarded by the Employer at the Board's discretion to the Executive.

    7.  Stock Options.

        7.1 Options. Concurrent with execution of this Agreement Executive shall receive a stock option (the "Option") to purchase 125,000 shares of Employer's common stock. To the extent possible, the Option will be treated as an Incentive Stock Option. The Option will be granted under Employer's 2000 Equity Incentive Plan, as amended (the "Plan") and the strike price will be the fair market value as determined under the Plan. Forty percent (40 %) of the shares subject to the Option shall vest upon the first day of Executive's employment and the remaining sixty percent (60 %) shall vest on a daily basis over a four (4) year period from the effective date of this Agreement.

    8.  Relocation and Living Expenses.

        8.1 Relocation Expenses. Concurrent with the execution of this Agreement, Executive shall receive a gross payment of $5,000.00 to off-set moving expenses and related incidentals.

        8.2 Living Expenses. Employer shall reimburse Executive for his monthly housing expense in the Employer's general geographic area not to exceed a gross payment of $2,000.00 per month payable until the first anniversary of the Effective Date.

    9.  Health and Dental Benefits.

        9.1 Executive's Health and Dental Benefits. During the Term of employment, Executive shall be entitled to receive all benefits of employment generally available to Employer's other executive and managerial employees, including medical hospitalization, health and accident, dental, life and disability insurance benefits. With respect to life insurance, Employer shall provide life insurance coverage insuring Executive's life for two times his Base Salary (i.e., $570,000.00) at standard rates, subject to policy and plan limitations.

        9.2 Health, Dental and Life Insurance Benefits for Executive's Family Members. During the Term of this Agreement, Executive shall be entitled to have his family members covered under Employer's group insurance, hospitalization, medical, dental, health and accident, disability, or similar plan or program of Employer now existing or established hereafter to the extent that Executive's family members are eligible for coverage under the plan or program's general provisions.

                                       3.

     10.  Retirement Plan.

          10.1 401K Plan. During the Term of this Agreement, Executive shall be eligible to participate in Employer's 401K plan pursuant to the terms of the plan.

     11.  Vacation.

          Executive shall be accrue four (4) weeks of paid vacation each 12-month period on a pro-rata basis from the date employment commences under this Agreement. Upon Executive's termination of employment with Employer, Executive shall be paid at his then current Base Salary rate for all accrued unused vacation time. If Executive's employment with Employer commences before July 13, 2001, the Employer shall permit Executive to take a week of paid vacation in July, in addition to the vacation Executive is entitled to accrue for the year 2001 pursuant to this Agreement.

     12.  Additional Benefits.

          12.1 Attorneys' Fees. The Employer agrees to reimburse Executive for reasonable attorneys' fees in an amount not to exceed $5,000.00 incurred by Executive in having this Agreement drafted by Executive's attorney, William R. Hart, Esq. of the law firm of Hart, King & Coldren.

     13.  Termination.

          13.1 Termination By the Employer. The Executive's employment with the Employer may be terminated under the following conditions:

                13.1.1 Death or Disability. The Executive's employment with the Employer shall terminate effective upon the date of the Executive's death or "Complete Disability" (as defined in Section 13.4.1).

                13.1.2 For Cause. The Employer may terminate the Executive's employment under this Agreement for "Cause" (as defined in Section 13.5.3) by delivery of written notice to the Executive specifying the Cause or Causes relied upon for such termination. Any notice of termination given pursuant to this Section 13.1.2 shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 14 below.

                13.1.3 Without Cause. The Employer may terminate the Executive's employment under this Agreement at any time and for any reason by delivery of written notice of such termination to the Executive. Any notice of termination given pursuant to this Section 13.1.3 shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 14 below.

                13.1.4 Non-Renewal Notice. The Employer may terminate this Agreement by providing the Executive with ninety (90) days notice (the "Notice Period") of non-renewal.

                                       4.

               13.1.5 Termination By The Executive. The Executive may terminate the Executive's employment with the Employer upon sixty (60) days written notice to the Employer.

          13.2 Termination by Mutual Agreement of the Parties. The Executive's employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement. The Company and Executive agree that in the event the CEO leaves his position as CEO of Employer for any reason and the Employer's Board of Directors begins a search to recruit a new CEO, the Board of Directors will give Executive the option of remaining with the Employer pursuant to the terms of this Agreement or resigning within 90 days of hire of the new CEO, and receiving, upon delivery of an effective Release and Waiver in the form attached hereto as Exhibit A: i) the greater of the remainder of Executive's pay due through the Term of the Agreement or six
(6) months Base Salary, less standard deductions and withholdings; and ii) accelerated vesting of the number of shares subject to the Option that would have vested had Executive remained employed with Employer during the six (6) months following his termination date.

          13.3 Compensation Upon Termination.

               13.3.1 Death or Complete Disability. If the Executive's employment shall be terminated by death or Complete Disability as provided in
Section 13.1.1, the Employer shall pay the Executive's accrued base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination to Executive and/or Executive's heirs, and the Employer shall thereafter have no further obligations to the Executive and/or Executive's heirs under this Agreement.

               13.3.2 With Cause or Non-renewal. If the Executive's employment shall be terminated by the Employer with Cause, or if Employer provides the Executive with a non-renewal notice at least ninety (90) days prior to the Automatic Renewal Date and the Notice Period (as defined in Section 13.1.4) is complete as of the date of termination, the Employer shall pay the Executive's accrued base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of the notice of termination to Executive, and the Employer shall thereafter have no further obligations to the Executive under this Agreement. In the event the Notice Period extends beyond the Automatic Renewal Date and upon delivery of an effective Release and Waiver in the form attached as Exhibit A: i) Executive will be entitled to be paid his base salary, less standard deductions and withholdings, for each day that the Notice Period extends beyond the Automatic Renewal Date; and ii) Executive will receive accelerated vesting of the unvested shares subject to the Option, for each day that the Notice Period extends beyond the Automatic Renewal Date, so that all of Executive's unvested options that would have vested had he remained employed during the Notice Period will be vested as of the date of termination.

               13.3.3 Without Cause. If the Employer terminates the Executive's employment without Cause, the Executive shall be entitled to the Executive's base salary and accrued and unused vacation earned through the date of termination, subject to standard deductions and withholdings. In addition, upon the Executive's furnishing to the Employer an

                                       5.

effective waiver and release of claims (a form of which is attached hereto as Exhibit A), the Executive shall be entitled to:


               (i) The equivalent of the Executive's annual base salary in effect at the time of termination for a period of the greater of three (3) months or the remainder of the Term (the "Severance Period"). In addition, the vesting of shares subject to the Option that would have vested had Executive remained employed during the Severance Period will be accelerated and immediately vested as of the date of termination and Executive will have one (1) year from his date of termination to exercise his vested shares subject to the Option.

               13.3.4 Covenant not to Compete. Notwithstanding any provisions in this Agreement to the contrary, including any provisions contained in this
Section 13.4, the Employer's obligations, and the Executive's rights, pursuant to Section 13.4.3 shall cease and be rendered a nullity immediately should the Executive violate any provision of Section 5 herein, or should the Executive violate the terms and conditions of the Executive's Proprietary Information and Inventions Agreement.

               13.3.5 Termination of Obligations. In the event of the termination of the Executive's employment hereunder and pursuant to this Section 13.3, the Employer shall have no obligation to pay Executive any base salary, bonus or other compensation or benefits, except as provided in this Section 13.3 or for benefits due to the Executive (and/or the Executive's dependents) under the terms of the Employer's benefit plans. The Employer may offset any amounts Executive owes it or its subsidiaries against any amount it owes Executive pursuant to this Section 13.3.

          13.4 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

               13.4.1 Complete Disability. "Complete Disability" shall mean the inability of the Executive to perform the Executive's duties under this Agreement because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Employer then in force. In the event the Employer has no policy of disability income insurance covering employees of the Employer in force when the Executive becomes disabled, the term "Complete Disability" shall mean the inability of the Executive to perform the Executive's duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated the Executive from satisfactorily performing all of the Executive's usual services for the Employer for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

                                       6.

               13.4.2 For Cause. "Cause" for the Employer to terminate Executive's employment hereunder shall mean the occurrence of any of the following events:

               (i) the Executive's repeated failure to satisfactorily perform the Executive's job duties after written notice of such deficiency and an opportunity to cure;

               (ii) has committed an act that materially injures the business of the Employer;

               (iii) has refused or failed to follow lawful and reasonable directions of the Board or the appropriate individual to whom Executive reports

               (iv) has been convicted of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Employer;

               (v) the Executive's engaging or in any manner participating in any activity which is directly competitive with or intentionally injurious to the Employer or any of its affiliates or which violates any material provisions of Section 5 hereof or the Executive's Proprietary Information and Inventions Agreement; or

               (vi) the Executive's commission of any fraud against the Employer, its affiliates, employees, agents or customers or use or intentional appropriation for his personal use or benefit of any funds or properties of the Employer not authorized by the Board to be so used or appropriated.

          13.5 Survival of Certain Sections. Sections 5, 13, 18 and 23 of this Agreement will survive the termination of this Agreement.

     14.  Miscellaneous Provisions.

          14.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective on the earlier of personal delivery (including personal delivery by telecopier or telex) or the third day after mailing by first class mail to the recipient at the address indicated below:

     To the employer Cypress Bioscience, Inc.,
     4350 Executive Drive
     Suite 325
     San Diego, CA  92121
     Attn:  Chairman of the Board and Chief Financial Officer,

     To Executive:

     John N. Bonfiglio,
     21022 Los Alisos Blvd., #1423,
     Rancho Santa Margarita, California 92688,

                                       7.

     With a copy to

     William R. Hart of Hart, King & Coldren,
     200 E. Sandpointe, Suite 400,
     Santa Ana, CA 92707,

Or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

     15.  Severability.

          If any Term, provision, or part of this Agreement is found by a court to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms, provisions and parts of this Agreement shall nevertheless remain in full force and affect as long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner materially adverse to any party. On such determination that any term, provision, or part of this Agreement is invalid, illegal, or incapable of being enforced this Agreement and shall be deemed modified so as to effect the parties' original intent as closely as possible to the end that the transactions contemplated by this Agreement and the terms and provisions of this Agreement are fulfilled to the greatest extent possible.

     16.  Entire Agreement.

          This document constitutes the final, complete, and exclusive embodiment of the entire Agreement and understanding between the parties related to the subject matter of this Agreement and supercedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral, including, but not limited to any offer letter between the parties. Without limiting the generality of the foregoing, except as provided in this Agreement, all understandings and agreements, written or oral, relating to Executive's employment by Employer, or the payment of any compensation or the provision of any benefit in connection therewith or otherwise, are hereby terminated and shall be of no future force and effect.

     17.  Counterparts.

          This Agreement may be executed on separate copies, any one of which need not contain signatures of more than one (1) party, but all of which taken together will constitute one and the same Agreement.

     18.  Successors and Assigns.

          This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and Employer, and their respective successors and assigns, except that Executive may not assign any of his rights or duties under this Agreement without Employer's prior written consent.

                                       8.

     19.  Confidential and Proprietary Information; Nonsolicitation.

          As a condition of employment the Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit B.

     20.  Attorney's Fees.

          If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, as well as costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

     21.  Amendments.

          No amendments or other modifications to this Agreement may be made except by a writing signed by both parties.

     22.  Choice of Law.

          All questions concerning the construction, validity, and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of California.

     23.  Arbitration.

          To ensure the rapid and economical resolution of disputes that may arise in connection with Executive's employment with the Employer, Executive and the Employer agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Executive's employment, or the termination of Executive's employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. ("JAMS"), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator's essential findings and conclusions and a statement of the award. Both Executive and the Employer shall be entitled to all rights and remedies that Executive or the Employer would be entitled to pursue in a court of law. The Employer shall pay all fees in excess of those which would be required if the dispute was decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Employer from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.
Notwithstanding the foregoing, Executive and the Employer each have the right to resolve any issue or dispute arising under the Proprietary Information and Inventions Agreement by Court action instead of arbitration.

     24.  Trade Secrets of Others.

          It is the understanding of both the Employer and the Executive that the Executive shall not divulge to the Employer and/or its subsidiaries any confidential information or trade

                                       9.

secrets belonging to others, including the Executive's former employers, nor shall the Employer and/or its affiliates seek to elicit from the Executive any such information. Consistent with the foregoing, the Executive shall not provide to the Employer and/or its affiliates, and the Employer and/or its affiliates shall not request, any documents or copies of documents containing such information.

     25.  Signatures.

In Witness Whereof, the parties now execute this Agreement, to be effective on the date set forth in paragraph 2, hereinabove.

Executive

Date:  06/26/01          /s/ John N. Bonfiglio
     --------------     -----------------------------
                        John N. Bonfiglio, Ph.D.

Employer

Date:______________     Cypress Bioscience, Inc.


                        By:  /s/ Jay Kranzler
                            -------------------------
                                Jay Kranzler
                                President and CEO

                                      10.

                                   EXHIBIT A

                          RELEASE AND WAIVER OF CLAIMS

     In consideration of the payments and other benefits set forth in Section
13.3 of the Employment Agreement dated  06/26/01,  to which this form is
                                       -----------
attached, I, John N. Bonfiglio, Ph.D., hereby furnish Cypress Bioscience, Inc. (the "Employer"), with the following release and waiver ("Release and Waiver").

     I hereby release, and forever discharge the Employer, its officers, directors, agents, employees, stockholders, successors, assigns, affiliates, parent, subsidiaries, and benefit plans, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment termination date with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the California Fair Employment and Housing Act, and the Federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

     I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Employer.

     I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Employer. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and if I am 40 years of age or older upon execution of this Release and Waiver: (c) I have twenty-one (21) days from the date of termination of my employment with the Employer in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

Date:    06/26/01                  By: /s/ John N. Bonfiglio
     ----------------                 --------------------------------
                                      John N. Bonfiglio, Ph.D.

                                   EXHIBIT B

                           Cypress Bioscience, Inc.

               PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

          In consideration of my employment or continued employment by Cypress Bioscience, Inc. (the "Employer"), and the compensation now and hereafter paid to me, I, John N. Bonfiglio, Ph.D., hereby agree as follows:

     1.   Nondisclosure

     1.1 Recognition of Employer's Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Employer's [and/or its Affiliates'] Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Employer, or unless an officer of the Employer expressly authorizes such in writing. I will obtain Employer's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Employer and/or incorporates any Proprietary Information. I hereby assign to the Employer any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Employer and its assigns. [For purposes of this Agreement, "Affiliate" means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.]

     1.2 Proprietary Information. The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Employer and/or its Affiliates. By way of illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Employer [and/or its Affiliates]. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

     1.3 Third Party Information. I understand, in addition, that the Employer has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Employer's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Employer personnel who need to know such information in connection with their work for the Employer) or use, except in connection with my work for the Employer, Third Party Information unless expressly authorized by an officer of the Employer in writing.

     1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Employer I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Employer any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Employer.

     2.   Assignment of Inventions.

     2.1 Proprietary Rights. The term "Proprietary Rights" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

                                      1.

     2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Employer are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B-2 (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Employer, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B-2 but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B-2 for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Employer, I incorporate a Prior Invention into a Employer product, process or machine, the Employer is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Employer Inventions without the Employer's prior written consent.

     2.3 Assignment of Inventions. Subject to Sections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Employer all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Employer. Inventions assigned to the Employer, or to a third party as directed by the Employer pursuant to this Section 2, are hereinafter referred to as "Employer Inventions".

     2.4 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter "Section 2870"). I have reviewed the notification on Exhibit B-1 (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

     2.5 Obligation to Keep Employer Informed. During the period of my employment and for six (6) months after termination of my employment with the Employer, I will promptly disclose to the Employer fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Employer all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Employer in writing of any Inventions that I believe fully qualify for protection under
Section 2870; and I will at that time provide to the Employer in writing all evidence necessary to substantiate that belief. The Employer will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Employer pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

     2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Employer Invention to a third party, including without limitation the United States, as directed by the Employer.

     2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire", pursuant to United States Copyright Act (17 U.S.C., Section 101).

     2.8 Enforcement of Proprietary Rights. I will assist the Employer in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Employer Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Employer may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Employer or its designee. My obligation to assist the Employer with respect to Proprietary Rights relating to such Employer Inventions in any and all countries shall continue beyond the

                                      2.

termination of my employment, but the Employer shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Employer's request on such assistance.

In the event the Employer is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Employer and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Employer any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Employer.

     3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Employer) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Employer, which records shall be available to and remain the sole property of the Employer at all times.

     4. Additional Activities. I agree that during the period of my employment by the Employer I will not, without the Employer's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Employer. I agree further that for the period of my employment by the Employer and for one (l) year after the date of termination of my employment by the Employer I will not induce any employee of the Employer to leave the employ of the Employer.

     5. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an executive of the Employer does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Employer. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

     6. Return of Employer Documents. When I leave the employ of the Employer, I will deliver to the Employer any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Employer Inventions, Third Party Information or Proprietary Information of the Employer. I further agree that any property situated on the Employer's premises and owned by the Employer, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Employer personnel at any time with or without notice. Prior to leaving, I will cooperate with the Employer in completing and signing the Employer's termination statement.

     7. Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Employer, the Employer shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Employer may have for a breach of this Agreement.

     8. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the Party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

     9. Notification of New Employer. In the event that I leave the employ of the Employer, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

     10.  General Provisions.

     10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Diego County, California for any lawsuit filed there against me by Employer arising from or related to this Agreement.

     10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality

                                      3.

or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

     10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Employer, its successors, and its assigns.

     10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Employer to any successor in interest or other assignee.

     10.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Employer, nor shall it interfere in any way with my right or the Employer's right to terminate my employment at any time, with or without Cause.

     10.6 Waiver. No waiver by the Employer of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Employer of any right under this Agreement shall be construed as a waiver of any other right. The Employer shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

     10.7 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Employer as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the Party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

     This Agreement shall be effective as of the first day of my employment with
the Employer, namely:    June 26,     2001.
                     -----------------

     I have read this Agreement carefully and understand its terms. I have completely filled out Exhibit B-1 to this Agreement.

Dated:         06/26/01
      -------------------------------------

         /s/ John N. Bonfiglio
-------------------------------------------
(Signature)

           John N. Bonfiglio
-------------------------------------------
(Executive's Printed Name)


Accepted and Agreed To:

Cypress Bioscience, Inc.
     ____________________________
     ____________________________


By:      /s/ Jay Kranzler
   ----------------------------------------

Title:   CEO
      -------------------------------------

Dated:   06/22/01
      -------------------------------------

                                      4.

                                    Exhibit B-1

                        LIMITED EXCLUSION NOTIFICATION

     This is to notify The Executive in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between the Executive and the Employer does not require the Executive to assign or offer to assign to the Employer any invention that the Executive developed entirely on Executive's own time without using the Employer's equipment, supplies, facilities or trade secret information except for those inventions that either:

     1. Relate at the time of conception or reduction to practice of the invention to the Employer's business, or actual or demonstrably anticipated research or development of the Employer;

     2.   Result from any work performed by The Executive for the Employer.

     To the extent a provision in the foregoing Agreement purports to require the Executive to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

     This limited exclusion does not apply to any patent or invention covered by a contract between the Employer and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

     I acknowledge receipt of a copy of this notification.

                                             /s/ John N. Bonfiglio
                                      ------------------------------------------
                                      John N. Bonfiglio, Ph.D.

                                      Date:  06/26/01
                                           -------------------------------------

Witnessed by:


_________________________________
(Printed Name of Representative)

                                  Exhibit B-2

TO:      Cypress Bioscience, Inc.

FROM:    John N. Bonfiglio, Ph.D.

DATE:    ________________, 2001

SUBJECT: Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Cypress Bioscience, Inc. (the "Employer") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Employer:

     [X]  No inventions or improvements.

     [_]  See below:

          ______________________________________________________________________

          ______________________________________________________________________

          ______________________________________________________________________

     [_]  Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

     Invention or Improvement      Party(ies)        Relationship

1.   ___________________________   _______________   ___________________________

2.   ___________________________   _______________   ___________________________

3.   ___________________________   _______________   ___________________________

     [_]  Additional sheets attached.

                                      2.